Exhibit 99.1

NEWS

Georgia Gulf Reports 2010 Financial Results

ATLANTA— Feb. 16, 2011 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its fourth quarter and year ended Dec. 31, 2010.

Georgia Gulf reported net income of $15.1 million for the fourth quarter of 2010, compared to a net loss of $124.7 million during the same quarter in the previous year.  For the full year 2010, Georgia Gulf recorded net income of $42.7 million, compared to net income of $131.1 million in 2009.  Results for the full year 2009 include a pre-tax gain of $400.8 million related to the company’s 2009 debt exchange, partially offset by a loss of $42.8 million due to debt modification and extinguishment.

The company reported operating income of $33.6 million for the fourth quarter of 2010 compared to an operating loss of $18.6 million for the fourth quarter of 2009.  The increase in operating income was primarily driven by higher ECU values and higher chlorovinyls and aromatics sales volumes, partially offset by higher raw materials costs.

Georgia Gulf reported operating income of $114.3 million for the full year 2010, compared to an operating loss of $0.6 million during the previous year.

“Our fourth quarter financial performance exceeded our earlier expectations, driven mainly by strong export volumes and improving margins in our Chlorovinyls and Aromatics segments.  Our Building Products business reported its second straight year of strong results, generating 33 percent more adjusted EBITDA in 2010 than 2009 on just a 4 percent increase in sales volume,” said Paul Carrico, president and CEO, Georgia Gulf.  “2010 was an inflection point for our Chemicals organization as we saw business performance improve markedly from the first quarter through the end of the year.  We expect this momentum to continue into 2011, and we have positioned our businesses to take advantage of favorable conditions in the global petrochemicals market and drive earnings higher.”

Georgia Gulf reported net sales of $692.8 million for the fourth quarter of 2010, 38 percent higher than the net sales of $502.1 million reported in the fourth quarter of 2009.  The increase was primarily due to higher sales prices in vinyl resins and caustic soda, as well as higher sales volumes in the Chlorovinyls and Aromatics segments. For the year ended Dec. 31, 2010, Georgia Gulf’s net sales were $2.8 billion, compared to $2.0 billion during 2009.  The increase in net sales was primarily due to higher prices and sales volumes in the Chlorovinyls and Aromatics segments.

Chlorovinyls

In the Chlorovinyls segment, fourth quarter 2010 net sales increased to $319.5 million from $237.7 million during the fourth quarter of 2009. The increase was primarily due to higher sales prices for caustic soda and higher sales prices and volumes for vinyl resins.  The segment posted operating income of $41.5 million, compared to $4.0 million during the same quarter the prior year.  The increase in operating income was primarily due to higher ECU values and PVC sales volume in the current quarter, compared to the fourth quarter of 2009.

Building Products

In the Building Products segment, net sales were $174.4 million for the fourth quarter of 2010, compared to $171.0 million during the same quarter in the prior year. Net sales on a constant currency basis were flat.  The segment’s operating loss was $6.1 million for the fourth quarter of 2010, compared to a $1.5 million operating loss during the same quarter the prior year. The decrease in operating income is primarily the result of higher raw materials.

Aromatics

In the Aromatics segment, net sales increased to $199.0 million for the fourth quarter of 2010 from $93.3 million during the fourth quarter of 2009. The increase was primarily due to significantly higher sales volumes for all products driven by strong export demand.  During the fourth quarter of 2010, the segment recorded operating income of $9.4 million, compared to an operating loss of $0.8 million during the same quarter in 2009. The increase in operating income was primarily due to a significant increase in sales volumes for all aromatics products.

Liquidity

As of Dec. 31, 2010, the company had $122.8 million of cash on hand as well as $264.8 million of borrowing capacity available under its asset backed loan facility.  During the fourth quarter of 2010, liquidity improved $131.4 million when compared to the end of the third quarter of 2010.  For the full year 2010, liquidity improved $214.3 million.

Subsequent Events

On Jan. 14, 2011, the company announced that it amended and extended its $300 million asset backed loan (ABL) agreement.  The amended agreement matures in January 2016, two years later than the original maturity date.  The interest rate on the ABL was reduced from a range of LIBOR plus 325-400 basis points to a range of LIBOR plus 250-300 basis points.  Additionally, the $15 million availability block in the original agreement was removed and the overall fee structure was reduced.

On Feb. 9, 2011, the company acquired Exterior Portfolio by Crane free of debt for a total consideration of approximately $72 million with cash on hand.  Exterior Portfolio, headquartered in Columbus, Ohio, is a leading U.S. manufacturer and marketer of premium siding products with 2010 revenues of approximately $100 million and adjusted EBITDA of approximately $10.5 million.

Conference Call

The company will discuss fourth quarter financial results and business developments via conference call and webcast on Thursday, Feb. 17, at 10:00 a.m. ET.  To access the company’s fourth quarter conference call, please dial (888) 552-7928 (domestic) or 706-679-6164 (international). To access the conference call via webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=3696342.  Playbacks will be available from 11:00 a.m. ET on Thursday, Feb. 17, until 11:59 p.m. ET Thursday, Feb. 24. Playback numbers are (800) 642-1687 (domestic) or (706) 645-9291(international). The conference call ID number is 39977344.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.

The company’s vinyl-based building and home improvement products, marketed under Royal Group and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, our financial statements and results, and expectations of future results.  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, our ability to operate the acquired business of Exterior Portfolio profitably; our ability to identify and realize cost-savings within expected timeframes; the risk that we cannot integrate the acquired business successfully or that such integration may be more difficult, time-consuming, or costly than expected; the possible loss of customers or employees related thereto; possible business disruption following the acquisition; future global economic conditions, economic conditions in the industries to which our products are sold, the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting, uncertainties regarding certain capital position impacts such as asset sales or acquisitions, our ability to achieve operating efficiencies, competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K/A for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q and 10-Q/A.

CONTACTS:

Investor Relations
Martin Jarosick
(770) 395-4524

Media
Alan Chapple
(770) 395-4538
chapplea@ggc.com

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
(In thousands, except par value and share data)	2010	2009
ASSETS
Cash and cash equivalents	$122,758	$38,797
Receivables, net of allowance for doubtful accounts of $10,026 in 2010 and $16,453 in 2009	267,662	208,941
Inventories	261,235	251,397
Prepaid expenses	16,606	24,002
Income tax receivable	899	30,306
Deferred income taxes	7,266	13,177
Total current assets	676,426	566,620
Property, plant and equipment, net	653,137	687,570
Goodwill	209,631	203,809
Intangible assets, net of accumulated amortization of $11,997 in 2010 and $10,996 in 2009	14,351	15,223
Deferred income taxes	8,078	—
Other assets	89,927	116,494
Long term assets held for sale	14,151	14,924
Total assets	$1,665,701	$1,604,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$22,132	$28,231
Accounts payable	132,639	124,829
Interest payable	22,558	2,844
Income taxes payable	2,910	1,161
Accrued compensation	38,382	16,069
Liability for unrecognized income tax benefits and other tax reserves	8,822	9,529
Other accrued liabilites	48,536	43,236
Total current liabilities	275,979	225,899
Long-term debt	667,810	710,774
Liability for unrecognized income tax benefits	46,884	48,471
Deferred income taxes	189,805	188,910
Other non-current liabilities	40,631	37,036
Total liabilities	1,221,109	1,211,090
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock - $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 33,962,291 in 2010 and 33,718,367 in 2009	340	337
Additional paid-in capital	476,276	472,018
Accumulated other comprehensive loss, net of tax	(210)	(4,314)
Accumulated deficit	(31,814)	(74,491)
Total stockholders’ equity	444,592	393,550
Total liabilities and stockholders’ equity	$1,665,701	$1,604,640

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share data)	2010	2009	2010	2009
Net sales	$692,842	$502,075	$2,818,040	$1,990,091
Operating costs and expenses:
Cost of sales	617,251	465,074	2,543,638	1,778,998
Selling, general and administrative expenses	42,136	53,210	160,031	182,937
Long-lived asset impairment charges	—	1,447	—	21,804
Restructuring (benefit) costs	(169)	932	102	6,858
Loss on sale of assets	—	—	—	62
Total operating costs and expenses	659,218	520,663	2,703,771	1,990,659
Operating income (loss)	33,624	(18,588)	114,269	(568)
Interest expense	(16,904)	(23,318)	(69,795)	(131,102)
Loss on debt modification and extinguishment, net	—	(163,830)	—	(42,797)
Gain on debt exchange	—	—	—	400,835
FX loss	(522)	(419)	(839)	(1,400)
Interest income	24	27	322	583
Income (loss) before income taxes	16,222	(206,128)	43,957	225,551
Provision (benefit) for income taxes	1,160	(81,386)	1,279	94,492
Net (loss) income	$15,062	$(124,742)	$42,678	$131,059

Earnings (loss) per share:
Basic	$0.43	$(3.77)	$1.22	$8.27
Diluted	$0.43	$(3.77)	$1.22	$8.26

Weighted average common shares outstanding
Basic	33,962	33,049	33,825	14,903
Diluted	33,962	33,049	33,825	14,908

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2010	2009	2010	2009
Operating activities:
Net income (loss)	$15,062	$(124,742)	$42,678	$131,059
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	24,168	28,543	99,691	117,690
Loss on debt modification and extinguishment, net	—	163,830	—	42,797
Gain on debt exchange	—	—	—	(400,835)
Accretion of fair value discount on term loan	—	4,056	—	12,944
Foreign exchange gain	(307)	(311)	(738)	(938)
Deferred income taxes	(14,408)	(64,327)	(8,360)	116,668
Tax deficiency related to stock plans	—	(98)	(4,001)	(1,630)
Long-lived asset impairment charges	—	1,447	591	21,866
Stock based compensation	1,051	7,451	3,487	17,663
Losses on sale of assets	286	155	672	218
Other non-cash items	12,907	5,698	18,383	762
Securitization of trade receivables	—	(97,071)	—	(111,000)
Change in operating assets, liabilities and other	106,511	27,224	31,396	53,459
Net cash provided by (used in) operating activities	145,270	(48,145)	183,799	723
Investing activities:
Proceeds from insurance recoveries related to property, plant and equipment	—	—	—	1,980
Capital expenditures	(14,454)	(5,127)	(45,714)	(30,085)
Proceeds from sale of assets	15	180	1,069	2,080
Net cash provided by (used in) investing activities	(14,439)	(4,947)	(44,645)	(26,025)
Financing activities:
Net change in revolving line of credit	—	(105,811)	—	(135,222)
Net change in ABL revolver	(47,352)	56,462	(56,353)	56,462
Long-term debt payments	(4)	(347,674)	(37)	(367,402)
Long-term debt proceeds	—	496,739	—	496,739
Fees paid to amend or issue debt facilities	—	(36,493)	(3,185)	(79,749)
Tax benefits from employee share-based exercises	—	98	4,001	98
Shares surrendered and retired from stock compensation plan activity	—	—	(145)	(25)
Net cash (used in) provided by financing activities	(47,356)	63,321	(55,719)	(29,099)
Effect of exchange rate changes on cash and cash equivalents	633	229	526	3,223
Net change in cash and cash equivalents	84,108	10,458	83,961	(51,178)
Cash and cash equivalents at beginning of period	38,650	28,339	38,797	89,975

Cash and cash equivalents at end of period	$122,758	$38,797	$122,758	$38,797

GEORGIA GULF CORPORATION AND SUBSIDIARIES
SEGMENT DISCLOSURES
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(In thousands)	2010	2009		2010	2009
Segment net sales:
Chlorovinyls	$319,453	$237,724		$1,224,724	$940,639
Building products	174,433	171,026		793,639	728,147
Aromatics	198,956	93,325		799,676	321,305
Net Sales	$692,842	$502,075		$2,818,040	$1,990,091

Segment operating income (loss):
Chlorovinyls	$41,544	$4,004		$114,298	$79,469
Building products	(6,078)	(1,489	)(1)	14,554	(26,713	)(3)
Aromatics	9,399	(825)		23,335	16,884
Unallocated corporate	(11,242)	(20,278	)(2)	(37,917)	(70,208	)(4)
Total operating income (loss)	$33,624	$(18,588)		$114,269	$(568)

(1)	Includes $0.8 million for restructuring related costs and $1.4 million for long-lived asset impairment charges.

(2)

Includes $3.0 million in additonal expense for existing legal matters, $6.2 million in expense related to the vesting of performance based restricted stock and $3.1 million for fees related to operational and financial restructuring activities.

(3)	Includes $4.3 million of restructuring related costs. Also includes $21.6 million in asset impairment charges.

(4)

Includes $9.3 million for fees related to operational and financial restructuring activities and $14.4 million in stock compensation primarily in association with the July 27, 2009 restricted stock grant in connection with the completion of our private debt for equity exchange offers. Loan cost amortization increased $4.4 million as a result of the new asset securitization program entered into in March 2009, which was subsequently terminated and refinanced in December 2009.

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